UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 6/3/2009

INTERNATIONAL MEDICAL STAFFING, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 333-148158

Delaware	41-2233202
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)
542 East 3rd Street
Brooklyn, New York 11219
(Address of Principal Executive Offices, Including Zip Code)

940-991-8337
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.01.	Changes in Control of Registrant.

Effective June 3, 2009, International Medical Staffing, Inc. (the “Company”) has undergone a change in control.  The change in control occurred as a result of the acquisition by PureSpectrum, Inc. (“PS”), a Nevada corporation, of 3,600,000 shares of the Company’s common stock, $0.0001 par value, constituting 64.29% of the outstanding common stock from Aron Fishl Paluch and Devorah Leah Bisk Katan for $250,000 in cash.  PS used its working capital as the source of funds for this acquisition.

The Company has been taking the position that it is not a shell company as defined in Rule 12b-2 of the Exchange Act.  To the extent it is a shell company, the information required pursuant to Item 5.01(a)(8) of this Form is included in the Company’s Registration Statement on Form SB-2, which became effective on January 4, 2008.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Contemporaneously with the change in control, Aron Fishl Paluch resigned as the sole director of the Company, and Lee L. Vanatta, the President and Chief Executive Officer of PS, was elected a director of the Company, both effective on the 11th day after the filing by the Company with the Securities and Exchange Commission of Schedule 14F-1.  Mr. Paluch also resigned as the President, Secretary and Treasurer of the Company, and Mr. Vanatta was elected to these positions, both effective on June 3, 2009.  Mr. Vanatta, age 50, has served as the President and CEO of PS since July 24, 2006, and as Managing Director and member of PureSpectrum, LLC, a Georgia limited liability company, during February - December, 2006.  During 2003-2005, Mr. Vanatta served as a co-founder and President of PanaSteel, LLC, a Savannah-based company manufacturing pre-engineered, cold-formed panelized steel framing systems for the residential and commercial building industry.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 8, 2009

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MEDICAL STAFFING, INC.

Date: June 8, 2009	By:	/S/ Lee L. Vanatta
Name: Lee L. Vanatta
Title: President, Secretary and Treasurer